UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 26, 2004

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices)

Registrant's telephone number, including area code: (973) 691-1300

Item 7. Financial Statements and Exhibits.

            (c)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued April 26, 2004

Item 12.  Disclosure of Results of Operations and Financial Condition.

        On April 26, 2004, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three months ended March 31, 2004.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued April 26, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: April 26, 2004	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS BETTER-THAN-EXPECTED
 REVENUE AND EARNINGS OF $18.9 MILLION AND Diluted EPS of $0.06

Flanders, NJ, April 26, 2004 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurement and macro-defect inspection during Integrated Circuit (IC) manufacturing, today announced financial results for the first quarter ended March 31, 2004.

Highlights for the first quarter include:

*    Revenue of $18.9 million increases 19% sequentially and 30% year-over-year
*    Sequential operating profit increases 57% to $921,000
*    Balance sheet remains strong, supported by $74.7 million in cash and marketable securities

Discussing the first quarter results, Paul F. McLaughlin, Chairman and CEO commented:

"Our sequential first quarter revenue growth of 19% was better-than-expected and reflects growing acceptance of RTEC products across the board.  Furthermore, our operating leverage is clearly evidenced by a 57% sequential increase in operating profit over Q4 of 2003.  During the quarter, we added a new 300mm customer, giving us a total of 30 companies that are currently at various stages of evaluating our next generation 300mm tools.  Of particular importance this quarter, we introduced what we believe to be a paradigm shift in the way after-develop inspection (ADI) is performed post lithography and post CMP.  We introduced our WaferView Team<TM>, which offers customers a unique suite of three new tools for macro-defect inspection, combining integrated ADI with next generation standalone WaferView tools all managed by our fab-proven YieldView server.  This gives Rudolph a significant new revenue producing offering.  We believe our other planned new products, being released over the course of this year, will further position us well for continued growth and increased market share gains."

The Company's first quarter revenue totaled $18.9 million, a 30% increase compared to $14.5 million for the first quarter of 2003.  Revenue for the 2004 first quarter increased by 19% compared to the 2003 fourth quarter revenue of $15.9 million. During the first quarter, international sales represented approximately 80% of revenue while domestic sales accounted for 20%. This compares to international sales of 64% and domestic sales of 36% in the year-ago quarter. Approximately 70% of the Company's 2004 first quarter revenue was from 300-millimeter tools.

The Company continued its strong heritage of maintaining profitability as first quarter net income totaled $978,000, or $0.06 per diluted share, compared to $175,000, or $0.01 per share, for the 2003 first quarter. The Company reported net income of $844,000, or $0.05 per diluted share, for the 2003 fourth quarter.

First quarter gross margin increased to 46% compared to 42% in the 2003 first quarter. The gross margin in the 2003 fourth quarter was 44%.  The sequential increase in gross margin is primarily due to an increase in metal tool shipments, which typically have higher margins, and the leverage generated by fixed manufacturing and customer service costs representing a smaller percentage of the overall cost of goods sold.  These increases were partially offset by higher sales in Japan where the Company sells tools at a discount to a distributor.

Research & development (R&D) expenses for the first quarter totaled $4.2 million, compared to $3.6 million in the fourth quarter of 2003, and $3.4 million in the year-ago period.  As a percentage of revenue, R&D was 22%, compared to 23% last quarter, and 24% in the same quarter last year.  On a sequential basis, the increase in R&D is due to higher compensation costs and an increase in product development costs.  The Company's first quarter spending on R&D has increased by 21% in absolute dollars over the prior year period as it continues to invest in new products.

Selling, general & administrative (S,G&A) expenses for the first quarter totaled $3.3 million, compared to $2.6 million in the fourth quarter of 2003, and $2.9 million in the prior year period.  As a percentage of revenue, S,G&A was 17% in the 2004 first quarter compared to 20% for the prior year period. The increase in absolute dollars over the fourth quarter of 2003 is primarily due to increased compensation costs and increased administrative costs at the Company's branch offices.

Balance Sheet Strength

At March 31, 2004, the Company's cash and marketable securities totaled $74.7 million. Working capital changed slightly from December 31, 2003 increasing to $113.2 million.

Outlook

The Company is currently anticipating revenue for the second quarter ending June 30, 2004 to be sequentially up 5% to 7.5% compared to that of the 2004 first quarter revenue of $18.9 million. The Company is expecting diluted earnings per share to be approximately $0.06 to $0.08 for the 2004 second quarter.

"As our products continue to gain acceptance at leading IC manufacturers, we are seeing greater long-term visibility.  We are currently anticipating full year revenue to be at the high end or above the 25 to 33% growth rate that some industry analysts are forecasting for semiconductor equipment manufacturers. Our renewed optimism is due to a number of factors, including the significant expansion of our product offerings, as well as, the commitment by our customers to once again implement their growth strategies.  My prior comments - stating that we are now competing in markets that are about twice the size available to us during the industry's last peak - are beginning to bear fruit as we believe we are well positioned to outperform the industry's growth for a period beyond just the current year," McLaughlin concluded.

Conference call

Rudolph Technologies will be hosting a conference call today at 4:45PM ET.  A live webcast will also be available to investors on the Company's web site at www.rudolphtech.com.  To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology systems used by semiconductor device manufacturers.  The Company provides a full-fab solution through its families of proprietary systems for metrology applications used throughout the device manufacturing process.  Rudolph's product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry's growth.  The Company's success in creating complementary metrology applications through aggressive research and development is key to Rudolph's strategy for continued technological and market leadership.

This press release contains forward-looking statements, including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the second quarter and full year 2004, increases in customer orders and bookings, future growth of our business, and the overall improvement in the market.  Actual results may differ materially from those projected due to a number of risks, including, but not limited to, the impact of the slowdown in the overall economy, the uncertainty of the current global political environment, the potential for terrorist attacks, the potential for business disruptions due to infectious diseases, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, the timing of revenue recognition of shipments, new product offerings from our competitors, changes in or an inability to execute Rudolph Technologies' business strategy, unanticipated manufacturing or supply problems, and changes in tax rules.  Rudolph Technologies cannot guarantee future results, levels of activity, performance or achievements.  The matters discussed in this press release also involve risks and uncertainties summarized under the heading "Factors that May Affect Future Results" in Rudolph Technologies' Form 10-K filed for the year ended December 31, 2003.  These factors are updated from time to time through the filing of reports and registration statements with the Securities and Exchange Commission.  Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets
Cash and marketable securities	$ 74,688	$ 80,562
Accounts receivable, net	17,774	10,244
Inventories	31,771	28,321
Prepaid and other assets	3,766	3,958
Total current assets	127,999	123,085
Net property, plant and equipment	6,741	6,817
Intangibles	23,417	23,588
Other assets	6,839	6,881
Total assets	$ 164,996	$ 160,371

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 8,110	$ 5,967
Other current liabilities	6,674	5,867
Total current liabilities	14,784	11,834
Stockholders' equity	150,212	148,537
Total liabilities & stockholders' equity	$ 164,996	$ 160,371

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($000) - (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2004	2003

Revenues	$ 18,892	$ 14,505
Cost of revenues	10,288	8,389
Gross profit	8,604	6,116
Operating expenses:
Research and development	4,171	3,438
Selling, general and administrative	3,293	2,873
Amortization	219	219
Total operating expenses	7,683	6,530
Operating income/(loss)	921	(414)
Interest income and other, net	349	642
Provision for income taxes	292	53
Net income	$ 978	$ 175

Net income per share:

Basic	$ 0.06	$ 0.01
Diluted	$ 0.06	$ 0.01

Weighted average shares outstanding:

Basic	16,693,407	16,331,068
Diluted	17,030,736	16,546,599

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